EXHIBIT 99.1
Scripps reports third-quarter results

For immediate release November 8, 2011	(NYSE: SSP)
CINCINNATI — The E.W. Scripps Company reported operating results for the third quarter of 2011 that reflect slightly better expense discipline than management estimated in August, and a revenue decline caused principally by lower political spending in this non-election year.
Consolidated revenues from continuing operations were $168 million, a decrease of 8.6 percent from $184 million in the third quarter of 2010.
Operating expenses totaled $165 million, down 4.9 percent from the second quarter, and down 2.3 percent compared with the year-ago quarter. Restructuring costs, largely for the ongoing efforts to standardize and centralize certain functions that should benefit the newspaper division starting in 2012, were $2.6 million.
The third quarter results include a non-cash charge for the impairment of long-lived assets at four of the company’s newspapers. The company concluded that the fair value of certain of its newspapers was less than the carrying value of its net assets. Scripps recorded in the third quarter a $9 million, pre-tax, non-cash charge to reduce the carrying value of property and equipment.
Largely due to the impairment charge, the company reported an $18.2 million loss from continuing operations before income taxes, compared with what was essentially a breakeven quarter a year ago.
The loss from continuing operations, net of tax, was $10.7 million, or 19 cents per share in the 2011 quarter, compared with income from continuing operations, net of tax, of $5.4 million, or 8 cents per share, in the year-ago quarter. Excluding the effect of the impairment charge, the loss from continuing operations, net of tax, would have been 9 cents per share in the most-recent quarter.
The tax provisions in the third quarter of both 2011 and 2010 include the impact of favorable settlements of the examinations of prior-year tax returns.
“We continue to reshape Scripps, improving the company’s short-term and long-term opportunities for growth,” said Rich Boehne, Scripps president and CEO. “We believe local TV stations are both good businesses today and attractive launching pads for the future, which is why during the quarter we agreed to purchase the nine stations now owned by McGraw-Hill Broadcasting. At a purchase price of $212 million, we should show a strong return on investment and gain access to TV and digital media consumers and advertisers in Indianapolis, Denver and San Diego. Plus we picked up a great small-market station in Bakersfield, Calif., and access to the developing Spanish-language market through five Azteca stations in Colorado and California. We’re eager to close the deal and bring these businesses into the Scripps fold.

“In our current television markets, we’re seeing improved ratings through investments in the quality of on-air news programming. Higher local news ratings are driving underlying revenue growth that will provide a strong base on which we’ll stack political advertising in 2012. Local TV advertising grew at a double-digit pace in the third quarter and was up substantially from the amounts we booked in the previous non-political year 2009.
“We also moved during the quarter to launch a new digital media group, combining resources across the company into a single organization focused on delivering market-leading digital products across our markets. This demonstrates that products and services for digital audiences are now core to what we do today at Scripps. This reorganization also will make us more efficient, improve speed to market for new services, heighten accountability and enable us to better build or buy additional digital brands.
“In our newspaper markets we continue to simplify the business, focusing resources on those products and services that are most beneficial to local readers and advertisers. Total revenue declines slowed, but we’re still racing to create common advertising and circulation platforms and systems to lower expenses and improve our opportunity to capitalize on local advertising revenues. Despite the weakness in ad revenues, we continue to enjoy strong audiences, in both print and on digital platforms, for high-quality enterprise journalism.”
Third-quarter results by segment are as follows:
Television
Total revenue from the company’s television stations was $69.9 million in the third quarter of 2011 — an 11 percent decrease compared with $78.5 million in the year-ago period, but a 17 percent increase from the same period in 2009, the previous third quarter in a non-election year.
Excluding political advertising from the 2011 and 2010 totals, revenue increased 6.5 percent.
Advertising revenue broken down by category was:
•	Local, up 11 percent to $41.7 million
•	National, down 6.6 percent to $18.8 million
•	Political was $2.1 million, compared with $14.8 million in the 2010 quarter
Revenue from retransmission consent agreements increased 32 percent year over year to $4.0 million.
Digital revenue was $2.2 million, an increase of 11 percent compared with the third quarter of 2010.

Expenses for the TV station group rose by 2.7 percent year over year to $62.5 million in the third quarter. Slightly lower programming expenses were offset by higher employee costs as a consequence of the decision earlier this year to restore certain retirement plan benefits. Programming costs are expected to drop further since Oprah no longer airs.
The television division’s segment profit in the third quarter was $7.5 million, compared with segment profit in the year-ago quarter of $17.7 million. (See Note 1 in the attached financial information for a definition of segment profit.)
Newspapers
Total revenue from Scripps newspapers fell 4.4 percent year over year to $96.0 million in the third quarter of 2011, reflecting an improvement in the rate of decline from the second quarter, when the year-over-year decline in revenues was 5.6 percent.
Circulation revenue in the third quarter was essentially unchanged at $28.6 million.
Print advertising revenue was down 7.9 percent to $56.5 million.
Advertising revenue broken down by category was:
•	Local, down 3.4 percent to $18.6 million
•	Classified, down 10 percent to $18.7 million
•	National, down 31 percent to $3.1 million
•	Preprint and other, down 4.1 percent to $16.1 million
Within the classified advertising category, help wanted advertising was essentially flat compared with the year-ago period, while automotive advertising was down 8.7 percent, and real estate advertising, which has been weak due to the prolonged nationwide housing slump, was down 17 percent.
In 2011, we began reporting revenue from certain of our digital offerings net of the amounts paid to our digital partners. As a result of this change, reported digital revenues decreased 8.2 percent to $6.4 million and reported pure-play digital advertising was down 3.2 percent. If 2010 revenues had been reported on this net basis, total digital revenues in the third quarter of 2011 would have been unchanged and pure-play digital revenues would have increased 6.4 percent.
Management’s August guidance included a low-single-digit percentage increase in third-quarter newspaper expenses. Due to lower employee costs, the newspaper division’s actual expenses were essentially flat at $94.4 million.
The expense for newsprint and press supplies increased 6.5 percent in the quarter, largely driven by a 5.5 percent increase in the price of newsprint.
Third-quarter segment profit in the newspaper division was $1.6 million, compared with segment profit of $6.6 million in the third quarter of 2010.

Syndication and other
The “syndication and other” category of the company’s financial statements includes the performance of United Media’s remaining syndication business and a number of smaller entities. The September period is the first full fiscal quarter to reflect the previously announced arrangement with Universal Uclick, which began providing syndicate services for United Media on June 1.
In the third quarter, revenues were $2.0 million, and the segment operated essentially at a breakeven level, compared with a segment loss of $1.1 million in the third quarter of 2010.
Financial condition
Scripps had cash and cash equivalents of $147 million at the end of the quarter, and no long-term debt. At June 30, 2011, and Sept. 30, 2010, cash and cash equivalents were $157 million and $169 million, respectively.
The company repurchased 2.0 million shares during the quarter at a weighted average price of $8.04, bringing the year-to-date total to 4.6 million shares. The remaining repurchase authorization, which expires at the end of 2012, stands at $36 million as of September 30, 2011.
Year-to-date results
Revenue from continuing operations through the first three quarters of the year was $531 million, compared with $557 million in the prior-year period.
Scripps reported a net loss from continuing operations of $21.8 million, or 38 cents per share, in the first nine months of the year, compared with net income from continuing operations of $5.2 million, or 8 cents per share, in the first nine months of 2010.
Excluding the newspaper impairment charge mentioned above, Scripps reported a net loss from continuing operations of $16.2 million, or 28 cents per share, in the first nine months of 2011
Looking ahead
For year-over-year performance of key metrics in the fourth quarter, management expects:
•	Television revenues to be down in the high teens; excluding political advertising in both periods, television revenues are expected to be up in the high-single digits to low-double digits
•	Television expenses to be down in the mid-single digits
•	Newspaper revenues to be down at approximately the same rate as in the third quarter
•	Newspaper expenses to be down slightly
Management expects corporate and shared services to be about $8 million.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s third-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-800-230-1085 (U.S.) or 1-612-288-0340 (international), approximately 10 minutes before the start of the call. Callers will need the name of the call (“third quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 11 a.m. (Eastern) Nov. 8 until 11:59 p.m. (Eastern) Nov. 15. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 220282.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link on the left navigation bar.
Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found in its 2010 SEC Form 10K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps
The E.W. Scripps Company is a diverse media enterprise with interests in television stations, newspapers, local news and information Web sites, and syndication of news features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2011	2010	2011	2010

Operating revenues	$167,871	$183,587	$531,263	$556,652
Costs and expenses, excluding restructuring costs	(164,624)	(168,464)	(516,128)	(508,532)
Restructuring costs	(2,614)	(3,206)	(6,529)	(10,269)
Depreciation and amortization	(10,052)	(10,724)	(30,501)	(33,920)
Impairment of long-lived assets	(9,000)	—	(9,000)	—
Gains (losses), net on disposal of property, plant and equipment	476	(525)	234	(1,260)

Operating income (loss)	(17,943)	668	(30,661)	2,671
Interest expense	(362)	(741)	(1,167)	(2,434)
Miscellaneous, net	110	39	(622)	950

Income (loss) from continuing operations before income taxes	(18,195)	(34)	(32,450)	1,187
Benefit for income taxes	7,473	5,459	10,621	4,021

Income (loss) from continuing operations, net of tax	(10,722)	5,425	(21,829)	5,208
Income from discontinued operations, net of tax	—	820	—	99,664

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(10,722)	$6,245	$(21,829)	$104,872

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$(0.19)	$0.08	$(0.38)	$0.08
Income from discontinued operations	0.00	0.01	0.00	1.56

Net income (loss) per basic share of common stock	$(0.19)	$0.10	$(0.38)	$1.64

Weighted average basic shares outstanding	56,834	57,435	58,071	56,512

Net income (loss) per share amounts may not foot since each is calculated independently.
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 10% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising to local and national advertisers.
Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising to local and national advertisers and from the sale of newspapers to readers.
Syndication and other media primarily include syndication of news features and comics and other features for the newspaper industry.
We allocate a portion of certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.
Information regarding our business segments is as follows:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2011	2010	Change	2011	2010	Change

Segment operating revenues:
Television	$69,939	$78,515	(10.9)%	$215,933	$220,164	(1.9)%
Newspapers	95,948	100,416	(4.4)%	304,080	321,016	(5.3)%
Syndication and other	1,984	4,656	(57.4)%	11,250	15,472	(27.3)%

Total operating revenues	$167,871	$183,587	(8.6)%	$531,263	$556,652	(4.6)%

Segment profit (loss):
Television	$7,461	$17,658		$27,315	$37,611
Newspapers	1,595	6,645		11,872	37,775
Syndication and other	156	(1,072)		(1,727)	(2,371)
Corporate and shared services	(5,965)	(8,108)		(22,325)	(24,895)

Depreciation and amortization	(10,052)	(10,724)		(30,501)	(33,920)
Impairment of long-lived assets	(9,000)	—		(9,000)	—
Gains (losses), net on disposal of property, plant and equipment	476	(525)		234	(1,260)
Interest expense	(362)	(741)		(1,167)	(2,434)
Restructuring costs	(2,614)	(3,206)		(6,529)	(10,269)
Miscellaneous, net	110	39		(622)	950

Income (loss) from continuing operations before income taxes	$(18,195)	$(34)		$(32,450)	$1,187

The following is segment operating revenue for television:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2011	2010	Change	2011	2010	Change

Segment operating revenues:
Local	$41,725	$37,638	10.9%	$128,553	$119,672	7.4%
National	18,767	20,099	(6.6)%	61,257	62,524	(2.0)%
Political	2,053	14,775		3,435	20,001
Retransmission	3,994	3,016	32.4%	11,807	8,669	36.2%
Network compensation	—	68		—	1,061
Other	3,400	2,919	16.5%	10,881	8,237	32.1%

Total operating revenues	$69,939	$78,515	(10.9)%	$215,933	$220,164	(1.9)%

The following is segment operating revenue for newspapers:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2011	2010	Change	2011	2010	Change

Segment operating revenues:
Local	$18,595	$19,254	(3.4)%	$60,601	$64,718	(6.4)%
Classified	18,683	20,836	(10.3)%	59,660	64,743	(7.9)%
National	3,069	4,414	(30.5)%	9,808	13,976	(29.8)%
Preprint and other	16,106	16,799	(4.1)%	50,770	52,688	(3.6)%

Print advertising	56,453	61,303	(7.9)%	180,839	196,125	(7.8)%
Circulation	28,604	28,780	(0.6)%	89,896	90,622	(0.8)%
Digital	6,400	6,970	(8.2)%	19,397	20,623	(5.9)%
Other	4,491	3,363	33.5%	13,948	13,646	2.2%

Total operating revenues	$95,948	$100,416	(4.4)%	$304,080	$321,016	(5.3)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS
The following are our Condensed Consolidated Balance Sheets:

	As of	As of
	September 30,	December 31,
(in thousands)	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$147,474	$204,924
Other current assets	169,022	157,655

Total current assets	316,496	362,579

Investments	17,411	10,652
Property, plant and equipment	354,889	389,650
Intangible assets	22,154	23,107
Deferred income taxes	25,311	30,844
Other long-term assets	12,455	10,710

TOTAL ASSETS	$748,716	$827,542

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$19,075	$34,091
Customer deposits and unearned revenue	27,020	26,072
Accrued expenses and other current liabilities	64,504	78,321

Total current liabilities	110,599	138,484

Other liabilities (less current portion)	99,418	97,526
Total equity	538,699	591,532

TOTAL LIABILITIES AND EQUITY	$748,716	$827,542

3. EARNINGS PER SHARE (“EPS”)
Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock and restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS allocated to common stock. We do not allocate losses to the participating securities.

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2011	2010	2011	2010

Numerator (for basic earnings per share)

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(10,722)	$6,245	$(21,829)	$104,872
Less income allocated to unvested restricted stock and RSUs	—	(649)	—	(12,261)

Numerator for basic earnings per share	$(10,722)	$5,596	$(21,829)	$92,611

Denominator

Basic weighted-average shares outstanding	56,834	57,435	58,071	56,512
Effective of dilutive securities:
Stock options held by employees and directors	—	67	—	129

Diluted weighted-average shares outstanding	56,834	57,502	58,071	56,641